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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   Jacada Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, NIS $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    M6184R101
                  --------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                   ------------------------
CUSIP NO. 233328-10-6           SCHEDULE 13G             PAGE 2 OF 5 PAGES
                                                              -    -
---------------------                                   ------------------------

----------- -------------------------------------------------------------------

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Airbus Foundation

----------- -------------------------------------------------------------------

    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
            N/A
                                                                      (a)  [ ]
                                                                      (b)  [ ]
----------- -------------------------------------------------------------------

    3       SEC USE ONLY

----------- -------------------------------------------------------------------

    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            Liechtenstein

----------- -------------------------------------------------------------------
      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                       1,002,500
       OWNED BY
         EACH          --------- ----------------------------------------------
      REPORTING            6      SHARED VOTING POWER
        PERSON
         WITH                              N/A

                       --------- ----------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                           1,002,500

                        --------- ----------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                           N/A
----------- -------------------------------------------------------------------

    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,002,500

----------- -------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                     [ ]

----------- -------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            5.4%

----------- -------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*

            IV

----------- -------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                   ------------------------
CUSIP NO. 233328-10-6           SCHEDULE 13G             PAGE 3 OF 5 PAGES
                                                              -    -
---------------------                                   ------------------------


ITEM 1(A).        NAME OF ISSUER:

                  Jacada Ltd.  (the "Company").

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  11 Galgalei Haplada St.
                  P.O. Box 12175
                  Herzliya 46722 Israel

ITEM 2(A).        NAME OF PERSON FILING:

                  Airbus Foundation

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  c/o Allegemeines
                  Treuunternehmen
                  P.O. Box 83
                  FL - 9490 Vaduz
                  Liechtenstein

ITEM 2(C).        CITIZENSHIP:

                  Liechtenstein

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, NIS $.01 par value

ITEM 2(E).        CUSIP NUMBER:

                  M6184R101

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

---------------------                                   ------------------------
CUSIP NO. 233328-10-6           SCHEDULE 13G             PAGE 4 OF 5 PAGES
                                                              -    -
---------------------                                   ------------------------


ITEM 4.     OWNERSHIP.        As of July 19, 2001:

            (a)      Amount beneficially owned: 1,002,500 shares of Common
                     Stock.

            (b)      Percent of Class:5.4%

            (c)      Number of shares as to which such person has:

                     (i)      sole power to vote or direct the vote:
                              1,002,500

                     (ii)     shared power to vote or direct the vote: 0

                     (iii)    sole power to dispose or direct the
                              disposition of: 1,002,500

                     (iv)     shared power to dispose or direct the
                              disposition of: 0

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

---------------------                                   ------------------------
CUSIP NO. 233328-10-6           SCHEDULE 13G             PAGE 5 OF 5 PAGES
                                                              -    -
---------------------                                   ------------------------



ITEM 10. CERTIFICATION.

         By signing below, the Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of the Reporting Person's knowledge and belief, the Reporting Person certifies that the information set forth in this statement is true, complete and correct.

                  Dated:  July 19, 2001


                                                   AIRBUS FOUNDATION


                                                   By: /s/ Dr. Werner Keicher
                                                      -------------------------
                                                       Name: Dr. Werner Keicher
                                                       Title:   Director